                                                                 EXHIBIT 99.B11





CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 2 to Registration Statement No. 333-00203 of Prudential Distressed Securities Fund, Inc. of our report dated January 10, 1997, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
January 24, 1997